Exhibit 99.1

PRESS RELEASE

Ingles Markets, Inc. Contact: Patricia E. Jackson, Chief Financial Officer pjackson@ingles-markets.com (828) 669-2941 (Ext. 223)	February 5, 2026 For Immediate Release

Ingles Markets, Incorporated Reports

Results for the First Quarter of Fiscal 2026

ASHEVILLE, N.C. - Ingles Markets, Incorporated (NASDAQ: IMKTA) today reported results for the three months ended December 27, 2025.

Robert P. Ingle II, Chairman of the Board, stated, “We are pleased with the results and want to thank our associates for their continued commitment and efforts throughout the holiday season.”

First Quarter 2026 Results

Net sales totaled $1.37 billion for the quarter ended December 27, 2025, an increase of 6.6% compared with $1.29 billion for the quarter ended December 28, 2024.

Gross profit for the first quarter of fiscal 2026 totaled $334.6 million, or 24.4% of sales. Gross profit for the first quarter of fiscal 2025 was $301.1 million, or 23.4% of sales.

Operating and administrative expenses for the first quarter of fiscal 2026 totaled $295.4 million compared with $280.7 million for the first quarter of fiscal 2025.

Interest expense totaled $4.6 million for the first quarter of fiscal 2026 compared with $5.0 million for the first quarter of fiscal 2025. Total debt at the end of the first quarter of fiscal 2026 was $511.5 million compared with $529.4 million at the end of the first quarter of fiscal 2025.

Net income totaled $28.1 million for the first quarter of fiscal 2026 compared with $16.6 million for the first quarter of fiscal 2025. Basic and diluted earnings per share for Class A Common Stock were $1.51 and $1.48, respectively, for the quarter ended December 27, 2025, compared with $0.89 and $0.87, respectively, for the quarter ended December 28, 2024. Basic and diluted earnings per share for Class B Common Stock were each $1.38 for the quarter ended December 27, 2025, compared with $0.81 for the quarter ended December 28, 2024.

Capital expenditures for the first quarter of fiscal 2026 totaled $36.4 million compared with $37.8 million for the first quarter of fiscal 2025.

As of December 27, 2025, the Company had only a single letter of credit in the amount of $500,000 outstanding under its $150.0 million line of credit and otherwise had no borrowings outstanding thereunder. The Company believes its financial resources, including the line of credit and other internal and anticipated external sources of funds, will be sufficient to meet planned capital expenditures, debt service and working capital requirements for the foreseeable future.

-MORE-

PRESS RELEASE

About Ingles Markets, Incorporated

Ingles Markets, Incorporated is a leading grocer with operations in six southeastern states. Headquartered in Asheville, North Carolina, the Company operates 197 supermarkets. At December 27, 2025, three of the four stores temporarily closed due to damage sustained in Hurricane Helene remained closed, but are expected to reopen during 2026 and 2027. In conjunction with its supermarket operations, the Company operates neighborhood shopping centers, most of which contain an Ingles supermarket. The Company also owns a fluid dairy facility that supplies Ingles supermarkets and unaffiliated customers. To learn more about Ingles Markets visit ingles-markets.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may address, among other things, our expected financial and operational results and the related assumptions underlying our expected results. These forward-looking statements are distinguished by use of words such as “anticipate,” “aim,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and the negative of these terms, and similar references to future periods. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to, among other things: business and economic conditions generally in the Company’s operating area, including inflation or deflation; shortages of labor, distribution capacity, and some product shortages; inflation in food, labor and gasoline prices; the Company’s ability to successfully implement our expansion and operating strategies; pricing pressures and other competitive factors, including online-based procurement of products the Company sells; sudden or significant changes in the availability of gasoline and retail gasoline prices; the maturation of new and expanded stores; general concerns about food safety; the Company’s ability to manage technology and data security; the availability and terms of financing; and increases in costs, including food, utilities, labor and other goods and services significant to the Company’s operations. Detailed information about these factors and additional important factors can be found in the documents that the Company files with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K. Forward-looking statements speak only as of the date the statements were made. The Company does not undertake an obligation to update forward-looking information, except to the extent required by applicable law.

-MORE-

PRESS RELEASE

INGLES MARKETS, INCORPORATED
(Amounts in thousands except per share data)

Unaudited Financial Highlights
Condensed Consolidated Statements of Income (Unaudited)

	Quarter Ended
	December 27,	December 28,
	2025	2024
Net sales	$1,372,978	$1,288,115
Gross profit	334,558	301,135
Operating and administrative expenses	295,416	280,709
(Loss) gain from sale or disposal of assets	(7)	3,146
Income from operations	39,135	23,572
Other income, net	2,917	3,297
Interest expense	4,607	5,011
Pretax income	37,445	21,858
Income tax expense	9,317	5,270
Net income	$28,128	$16,588
Basic earnings per common share – Class A	$1.51	$0.89
Diluted earnings per common share – Class A	$1.48	$0.87
Basic earnings per common share – Class B	$1.38	$0.81
Diluted earnings per common share – Class B	$1.38	$0.81
Additional selected information:
Depreciation and amortization expense	$30,293	$30,939
Rent expense	$1,639	$1,735

Condensed Consolidated Balance Sheets (Unaudited)

	December 27,	September 27,
	2025	2025
ASSETS
Cash and cash equivalents	$361,683	$366,246
Receivables-net	109,330	106,355
Inventories	485,290	482,979
Other current assets	20,813	19,976
Property and equipment-net	1,518,644	1,515,070
Other assets	74,968	75,429
TOTAL ASSETS	$2,570,728	$2,566,055

LIABILITIES AND STOCKHOLDERS' EQUITY
Current maturities of long-term debt	$17,479	$17,477
Accounts payable, accrued expenses and current portion of other long-term liabilities	273,495	285,426
Deferred income taxes	60,366	65,040
Long-term debt	494,051	497,289
Other long-term liabilities	84,874	84,891
Total Liabilities	930,265	950,123
Stockholders' equity	1,640,463	1,615,932
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$2,570,728	$2,566,055

-END-